                                                                     Exhibit 24

                           CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Andrew Stringer, has authorized and designated each of Ric L. Floyd, Christopher Klimko and Owen Hill, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Pegasus Solutions, Inc.  The authority of each of Ric L. Floyd, Christopher Klimko and Owen Hill under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Pegasus Solutions, Inc., unless earlier revoked in writing.  The undersigned acknowledges that neither Ric L. Floyd, Christopher Klimko nor Owen Hill are assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: June 24, 2004    /s/  Andrew Stringer